EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                                           Nine Months Ended                              Year Ended
                                             September 30,                               December 31,
                                      -----------------------------      ---------------------------------------------
                                          1997           1996                1996           1995            1994
                                      -------------- --------------      ------------- --------------- ---------------
Income from continuing
 operations before income
 taxes                                $    163,331   $     138,172      $    185,822   $     150,834   $     122,847
Add fixed charges:
 Interest expense                          304,647         269,571           366,543         337,814         210,730
 One-third rentals                           2,052           1,722             2,368           2,084           2,053
                                      ------------   -------------      ------------   -------------   -------------
   Total fixed charges                     306,699         271,293           368,911         339,898         212,783
                                      ------------   -------------      ------------   -------------   -------------
Income as adjusted                    $    470,030   $     409,465      $    554,733   $     490,732   $     335,630
                                      ------------   -------------      ------------   -------------   -------------
Ratio of income to fixed
 charges                                      1.53            1.51              1.50            1.44            1.58
                                      ============   =============      ============   =============   =============

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